UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 30, 2005

Medicsight, Inc

(Exact name of registrant as specified in its charter)

Delaware	0-26886	13-4148725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

46 Berkeley Square, London, United Kingdom	W1J 5AT
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      011-44-20-7598-4070

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.                                    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 30, 2005 Professor Nadey Hakim resigned as an independent director of Medicsight, Inc to concentrate on his medical responsibilities.

On July 1, 2005 Medicsight, Inc appointed L. Peter Fielding, M.D., FACS, FRCS as independent director to the Board of Directors. A majority of the Company’s independent directors recommended the nomination to the Board.

L. Peter Fielding, M.D. is an experienced physician executive who has provided consulting services to healthcare and academic organizations over the last 20 years, in addition to his departmental and institutional responsibilities.  (Consultancy activities in the U.S.A. include:  National Cancer Institute; American Joint Committee on Cancer; Taiko Post University – Connecticut; Purely Cotton Inc. – Seattle; Musculoskeletal Systems Inc. - Pittsburgh; University of Connecticut Medical School.  In the U.K.: Imperial College for Science, Technology and Medicine and the Association of Surgeons in the United Kingdom and Ireland)

Dr. Fielding’s background in academic medical centers and community teaching hospitals provides a broad base for his experience in institutional requirements of strategic planning, systems development, performance improvement and operations in the healthcare arena. In the last decade, he has focused on healthcare strategic planning, organizational structure and operational issues.  In this capacity, Dr. Fielding has been instrumental in the development of new services from concept to implementation.  (Pain Relief Center; Hyperbaric Medicine and Advanced Wound Care Center; Clinical Weight Reduction Center; York Hospital Human Motion Institute; WellSpan Surgical Associates and the Molecular Biology Research Laboratory).

Dr. Fielding is a sought after speaker and is well published in a variety of topics. His principal clinical research activities have been into the surgical management of colorectal cancer, its pathological classification (in collaboration with the American Joint Committee on Cancer and the College of American Pathologists) and in Colorectal Cancer Screening. He had national competitive funding as principal investigator through the Cancer Research Campaign in the UK for some of these activities. In addition, Dr. Fielding has undertaken laboratory surgical research, medical and surgical performance improvement activities and has reported on healthcare culture and systems. (Bibliography: Presentations to International Congresses – 63; Medical Education Audiovisual Programs – 7; Reviewer for Peer Reviewed Journals – 12; Editorial Boards for Peer Reviewed Journals – 4; Books and Special Editions – 6; Invited Leaders and Commentaries – 16; Chapters [author/co-author] – 44; Papers and Abstracts – 103.)

His opinion on academic matters is regularly sought by some well-recognized peer-review journals. (Archives of Surgery, Diseases of the Colon and Rectum, British Journal of Surgery, Journal of Surgical Oncology, International Journal of Colorectal Disease, Lancet, British Medical Journal)  In addition, Dr. Fielding has successfully chaired task force groups to produce reports and protocols because of his interest in and ability to bring together professionals from different backgrounds and nationalities.  (College of American Pathologists, National Cancer Institute, International Gastroenterology Society) He is a past member of the Board of Directors of the Royal Society of Medicine Section on Coloproctology and currently he serves as a Board of Directors member for a number of charities.

Dr. Fielding received his medical degree from the University of London (with Honors) and Advanced Surgical Training recognition in Gastrointestinal surgery by the Royal College of Surgeons in England. He is a Fellow of the American College of Surgeons and has been involved in healthcare leadership and development for more than 25 years.  He holds or has held senior academic appointments in the role of Clinical Professor of Surgery at Yale University, Rochester University, University of Pennsylvania and Pennsylvania State University.

Audit Committee

On June 30, 2005 Professor Nadey Hakim resigned his position as a member of the Audit Committee.

On July 1, 2005 the Board of Directors of Medicsight, Inc appointed L. Peter Fielding, M.D., FACS, FRCS, an independent director, to serve on the Audit Committee.

All Audit Committee members receive an annual salary of $15,000 and will receive options over 25,000 shares of the Company’s stock once the Medicsight, Inc option scheme has been established and approved.

About Medicsight

Medicsight is a software development business focused on the medical imaging market. The company is using its core technology to develop automatic detection and analytical tools for clinicians to improve their ability to diagnose and treat disease, initially focusing on three key clinical areas – lung cancer, colon cancer, and coronary heart disease.  Medicsight’s software will enable earlier and more accurate detection and treatment of suspicious lesions, which can save lives and reduce healthcare costs. Headquartered in London, Medicsight employs more than 60 people and has offices in the U.K., United States, and China. Product and company information can be found on www.medicsight.com. Stock symbol: OTCBB:MSHT

All forward-looking statements are made pursuant to the ‘safe harbor’ provisions of the Private Securities litigation Reform Act of 1995.  Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized.  Potential risks and uncertainties include, but are not limited to, the risks described in company filings with the Securities and Exchange Commission.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEDICSIGHT, INC.
	By:	/s/ Paul A. Gothard
Paul A. Gothard
Chief Financial Officer
Date: July 7, 2005